U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Bruno Delacave
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   (Last)                            (First)              (Middle)

     33 Glasshouse Street
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                                    (Street)

     London W1B 5DG United Kingdom
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     9/13/01
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     GlobalNet Financial.com, Inc. (NASDAQ:GLBN; LSE:GLFA)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     President
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================


              2. Amount of         3. Ownership Form :
1. Title of   Securities           Direct (D) or       4. Nature of Indirect
Security      Beneficially Owned   Indirect (I)        Beneficial Ownership
(Instr. 4)    (Instr. 4)           (Intr. 5)           (Instr. 4)
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--------------------------------------------------------------------------------

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================================================================================




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).

================================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================


                                         Title and Amount
                                           of Securities
                 2. Date                    Underlying
                 Exercisable             Derivative Security
                 and Expiration Date       (Instr. 4)
                 (Month/Day/Year)
                                                                               5. Owner-
                                                               4. Convers-     ship Form of
                                                  Amount         sion or       Derivative      6. Nature
 1. Title of                                      or             Exercise      Security:       of Indirect
  Derivative     Date     Expira-                 Number         Price of      Direct (D)      Beneficial
   Security      Exer-    tion                    of             Derivative    or Indirect     Ownership
  (Instr. 4)     cisable  Date           Title    Shares         Security      (I) (Instr.5)   (Instr. 5)
---------------------------------------------------------------------------------------------------------

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=========================================================================================================




Explanation of Responses:




/s/ Bruno Delacave                                            September 14, 2001
-------------------------------                               ==================
**Signature of Reporting Person                                        Date




** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.






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